Exhibit 10.1

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Dated as of [                    ], 2014

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CONTRIBUTION, PURCHASE AND SALE AGREEMENT

This CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of [                    ], 2014, is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.”), Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, prior to the date hereof, Höegh LNG formed the General Partner pursuant to the Marshall Islands Limited Liability Company Act of 1996 for the purposes set forth in the Limited Liability Company Agreement of the General Partner, dated April 14, 2014.

WHEREAS, prior to the date hereof, Höegh LNG and the General Partner formed the Partnership pursuant to the Marshall Islands Limited Partnership Act for the purposes set forth in the Agreement of Limited Partnership of the Partnership, dated April 28, 2014.

WHEREAS, prior to the date hereof, Höegh LNG formed the Operating Company and contributed to it $1,000, in exchange for 100% of the limited liability company interests in the Operating Company.

WHEREAS, prior to the date hereof, the Operating Company formed Höegh LNG Services Ltd, a private limited company registered in England and Wales (“Höegh UK”), pursuant to the Companies Act of England and Wales.

WHEREAS, on the date hereof:

1.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG.

2.	Höegh LNG, as lender, and Höegh LNG Ltd., as borrower, are parties to an Inter-Company Loan Agreement, dated as of January 30, 2009, as amended by Amendment No. 1, dated as of August 9, 2010, Amendment No. 2, dated as of September 13, 2011, Amendment No. 3, dated as of August 15, 2012, Amendment No. 4, dated as of May 22, 2013 and Amendment No. 5, dated as of December 18, 2013 (as amended, the “Höegh LNG Intercompany Loan”).

3.	Höegh LNG Ltd. owns 50% of the equity interests, comprising 25,000 ordinary shares (the “SRV JG Shares”), in SRV Joint Gas Ltd., a Cayman Islands company and the owner of the GDF Suez Neptune, a floating storage and regasification unit (“SRV Joint Gas”), and is party to that certain Novation Deed, dated August 31, 2010, among Mitsui O.S.K. Lines, Ltd. (“MOL”), Tokyo LNG Tanker Co., Ltd. (“TLT”), Höegh LNG Ltd. and SRV Joint Gas, pursuant to which Höegh LNG Ltd. has made a loan to SRV Joint Gas (the “SRV Joint Gas Shareholders’ Loan”).

4.	Höegh LNG Ltd. owns 50% of the equity interests, comprising 25,000 ordinary shares (the “SRV JG 2 Shares”), in SRV Joint Gas Two Ltd., a Cayman Islands company and the owner of the GDF Suez Cape Ann, a floating storage and regasification unit (“SRV Joint Gas Two”), and is party to that certain Novation Deed, dated August 31, 2010, among MOL, TLT, Höegh LNG Ltd. and SRV Joint Gas Two, pursuant to which Höegh LNG Ltd. has made a loan to SRV Joint Gas Two (the “SRV Joint Gas Two Shareholders’ Loan”).

5.	Höegh LNG Ltd. owns 100% of the equity interests in Hoegh LNG Lampung Pte Ltd., a Singapore company (“Höegh Lampung”), comprising 100,000 ordinary shares and 101,500,000 redeemable preference shares.

6.	Höegh Lampung owns 9,800 Class A shares of PT Hoegh LNG Lampung, an Indonesian company and the owner of the PGN FSRU Lampung, a floating storage and regasification unit (“PT Hoegh”), representing 49% of the issued and outstanding share capital of PT Hoegh, and PT Bahtera Daya Utama, an Indonesian company (“PT Bahtera”), owns 10,200 Class B shares of PT Hoegh, representing 51% of the issued and outstanding share capital of PT Hoegh.

7.	Höegh Lampung, as lender, is party to that certain Amendment and Restatement Agreement, dated October 9, 2013, with PT Bahtera, as borrower, the proceeds of which were used by PT Bahtera’s to purchase its 51% ownership interests in PT Hoegh described above.

8.	Höegh Lampung is the borrower under (i) a $40.0 million promissory note payable to Höegh LNG Ltd. (the “$40 Million Promissory Note”) (ii) a $48.5 million promissory note payable to Höegh LNG Ltd., the principal of which is no longer outstanding (the “$48.5 Million Promissory Note”), and (iii) a $101.5 million promissory note payable to Höegh LNG Ltd., the principal of which is no longer outstanding (the “$101.5 Million Promissory Note”).

9.	The General Partner is a wholly owned subsidiary of Höegh LNG.

10.	Höegh LNG owns a 100% limited partner interest in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership.

11.	Höegh LNG owns 100% of the equity interests in the Operating Company.

12.	The Operating Company owns 100% of the equity interests in Höegh UK.

WHEREAS, pursuant to this Agreement, each of the following will occur on the date that is two business days prior to the closing of the underwritten initial public offering of the Partnership (such offering, the “Offering,” and such time, the “Initial Effective Time”):

1.	Höegh LNG Ltd. sells, assigns and transfers to the Operating Company (a) the SRV JG Shares, (b) the SRV JG 2 Shares and (c) its share of the receivable (including all rights to accrued interest) associated with (i) the SRV Joint Gas Shareholders’ Loan, such transfer to be evidenced by a novation deed effective as of the Initial Effective Time, and (ii) the SRV Joint Gas Two Shareholders’ Loan, such transfer to be evidenced by a novation deed effective as of the Initial Effective Time, in exchange for a promissory note dated the Initial Effective Time from the Operating Company in the amount of $[ ] million (the “SRV Promissory Note”).

2.	Höegh LNG Ltd. sells, assigns and transfers to the Operating Company (a) 100% of the equity interests in Höegh Lampung and (b) its receivable associated with (i) the $40 Million Promissory Note issued by Höegh Lampung (including all rights to accrued interest) (ii) the remaining accrued interest on the $48.5 Million Promissory Note and (iii) the remaining accrued interest on the $101.5 Million Promissory Note, in exchange for a promissory note dated the Initial Effective Time from the Operating Company in the amount of $[ ] million (the “Höegh Lampung Promissory Note”).

WHEREAS, pursuant to this Agreement, the following will occur on the date that is one business day prior to the closing of the Offering (the “Second Effective Time”):

1.	Höegh LNG Ltd. sells, assigns and transfers to Höegh LNG (a) the SRV Promissory Note and (b) the Höegh Lampung Promissory Note, in exchange for the reduction of $[ ] of Höegh LNG Ltd.’s outstanding debt pursuant to the Höegh LNG Intercompany Loan.

WHEREAS, pursuant to this Agreement, each of the following will occur on the closing date of the Offering (the “Third Effective Time”):

1.	Höegh LNG sells, assigns and transfers to the Partnership (a) 100% of the equity interests in the Operating Company, (b) the SRV Promissory Note and (c) the Höegh Lampung Promissory Note.

2.	As consideration for the assignment and transfer in Paragraph 1 of this recital, the Partnership issues to Höegh LNG [ ] Common Units, [ ] Subordinated Units, the IDRs and the deferred issuance and distribution rights set forth in Section 4.1.

3.	The Partnership issues to the public [ ] Common Units in the Offering in exchange for $[ ] (the “IPO Proceeds”).

4.	The Partnership uses $[ ] of the IPO Proceeds to pay underwriting discounts, structuring fees and estimated offering expenses.

5.	The Partnership uses $140,000,000 of the IPO Proceeds to make an intercompany loan to Höegh LNG, in exchange for a note bearing interest at a rate of 5.88%, which is repayable on demand or which the Partnership can elect to utilize as part of the purchase consideration in the event the Partnership purchases all or a portion of Höegh LNG’s interests in the floating storage and regasification unit the Independence (the “$140 Million Demand Note”).

6.	The Partnership retains $20,000,000 of the IPO Proceeds to be used for general partnership purposes.

7.	The Partnership distributes the remaining $[ ] of the IPO Proceeds to Höegh LNG.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions. The following defined terms have the meanings given below:

“$40 Million Promissory Note” has the meaning set forth in the Recitals of this Agreement.

“$48.5 Million Promissory Note” has the meaning set forth in the Recitals of this Agreement.

“$101.5 Million Promissory Note” has the meaning set forth in the Recitals of this Agreement.

“$140 Million Demand Note” has the meaning set forth in the Recitals of this Agreement.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Attorney-in-Fact” has the meaning set forth in Section 7.2.

“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Conveying Party” or “Conveying Parties” has the meaning set forth in Section 7.2.

“Firm Units” means Common Units to be sold to the Underwriters pursuant to the terms of the Underwriting Agreement, excluding Option Units.

“FSRU Financing Agreements” means the (i) Neptune Facility Agreement, dated December 20, 2007, between SRV Joint Gas and the other parties thereto, as amended by the Amendment Agreement, dated March 25, 2010, the Letter from the Agent for the Lenders, dated August 26, 2010 and the Letter from the Agent for the Lenders, dated July [    ], 2014, (ii) Cape Ann Facility Agreement, dated December, 20, 2007, between SRV Joint Gas Two and the other parties thereto, as amended by the Amendment Agreement, dated March 25, 2010, the Letter from the Agent for the Lenders, dated August 26, 2010, the Amendment Agreement, dated June 29, 2012 and the Letter from the Agent for the Lenders, dated July [    ], 2014, and (iii) $299 Million Lampung Facility Agreement, dated September 12, 2013, between PT Hoegh and the other parties thereto.

“FSRU-Owning Subsidiaries” means collectively SRV Joint Gas, SRV Joint Gas Two and PT Hoegh.

“FSRUs” means collectively the GDF Suez Neptune, the GDF Suez Cape Ann and the PGN FSRU Lampung.

“General Partner” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh Lampung” has the meaning set forth in the Recitals of this Agreement.

“Höegh Lampung Promissory Note” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh LNG Intercompany Loan” has the meaning set forth in the Recitals of this Agreement.

“Höegh LNG Ltd.” has the meaning set forth in the opening paragraph of this Agreement.

“Höegh UK” has the meaning set forth in the Recitals of this Agreement.

“IDRs” means the incentive distribution rights of the Partnership having the rights set forth in the Partnership Agreement.

“Initial Effective Time” has the meaning set forth in the Recitals of this Agreement.

“IPO Proceeds” has the meaning set forth in the Recitals of this Agreement.

“Laws” has the meaning set forth in Section 6.1(c).

“MOL” has the meaning set forth in the Recitals of this Agreement.

“Mooring” means the tower yoke mooring system related to the PGN FSRU Lampung, a floating storage and regasification unit.

“Mooring Price” means the total amount payable by PGN for the price of the Mooring.

“Net Available Cash from the Mooring” is the Mooring Price less all unpaid, accrued or expected remaining payments for the Mooring.

“Offering” has the meaning set forth in the Recitals of this Agreement.

“Operating Company” has the meaning set forth in the opening paragraph of this Agreement.

“Option Units” means Common Units that the Partnership will agree to issue upon exercise of the Over-Allotment Option.

“Over-Allotment Option” means the number of Common Units equal to 15% of the Firm Units, which the Partnership will agree to sell to the Underwriters, at their option, to cover over-allotments in connection with the Offering.

“Partnership” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached as Appendix A to the Registration Statement.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“PGN” has the meaning set forth in Section 6.1(g).

“PT Bahtera” has the meaning set forth in the Recitals of this Agreement.

“PT Hoegh” has the meaning set forth in the Recitals of this Agreement.

“Registration Statement” means the Registration Statement on Form F-1 filed with the Securities and Exchange Commission (Registration No. 333-197228), including the preliminary prospectus contained therein, as amended.

“Subordinated Unit” means a subordinated unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“SRV JG Shares” has the meaning set forth in the Recitals of this Agreement.

“SRV JG 2 Shares” has the meaning set forth in the Recitals of this Agreement.

“SRV Joint Gas” has the meaning set forth in the Recitals of this Agreement.

“SRV Joint Gas Shareholders’ Loan” has the meaning set forth in the Recitals of this Agreement.

“SRV Joint Gas Two” has the meaning set forth in the Recitals of this Agreement.

“SRV Joint Gas Two Shareholders’ Loan” has the meaning set forth in the Recitals of this Agreement.

“SRV Promissory Note” has the meaning set forth in the Recitals of this Agreement.

“Third Effective Time” has the meaning set forth in the Recitals of this Agreement.

“TLT” has the meaning set forth in the Recitals of this Agreement.

“Transferred Subsidiaries” means collectively the Operating Company, Höegh UK, Höegh Lampung and the FSRU-Owning Subsidiaries.

“Underwriters” means the underwriters listed in the Underwriting Agreement.

“Underwriting Agreement” means a firm commitment underwriting agreement to be entered into between the Partnership, Höegh LNG, the Operating Company, the General Partner and the underwriters named in the Registration Statement.

ARTICLE II

THE PRE-OFFERING TRANSACTIONS

The following transactions shall be completed, as of the times set forth below and in the order set forth below.

Section 2.1        Sale of 50% of SRV Joint Gas and 50% of SRV Joint Gas Two. As of the Initial Effective Time, Höegh LNG Ltd. hereby sells, assigns and transfers to the Operating Company (a) the SRV JG Shares, together with all rights now or hereafter attached or accruing thereto, (b) the SRV JG 2 Shares, together with all rights now or hereafter attached or accruing thereto, and (c) its share of the receivable (including all rights to accrued interest) associated with (i) the SRV Joint Gas Shareholders’ Loan, such transfer to be evidenced by a novation deed effective as of the Initial Effective Time, and (ii) the SRV Joint Gas Two Shareholders’ Loan, such transfer to be evidenced by a novation deed effective as of the Initial Effective Time, in exchange for the SRV Promissory Note.

Section 2.2        Sale of Höegh Lampung. As of the Initial Effective Time, Höegh LNG Ltd. hereby sells, assigns and transfers to the Operating Company (a) 100% of the equity interests in Höegh Lampung and (b) its receivables associated with (i) the $40 Million Promissory Note issued by Höegh Lampung (including all rights to accrued interest) (ii) the remaining accrued interest on the $48.5 Million Promissory Note and (iii) the remaining accrued interest on the $101.5 Million Promissory Note, in exchange for the Höegh Lampung Promissory Note.

Section 2.3        Payment of Intercompany Obligations. As of the Second Effective Time, Höegh LNG Ltd. hereby sells, assigns and transfers to Höegh LNG (without recourse or warranty other than as set forth in Article VI) (a) the SRV Promissory Note and (b) the Höegh Lampung Promissory Note, in exchange for the reduction of $[            ] of Höegh LNG Ltd.’s outstanding debt pursuant to the Höegh LNG Intercompany Loan.

ARTICLE III

THE OFFERING AND CONCURRENT TRANSACTIONS

After the consummation of the transactions occurring as of the Initial Effective Time and as of the Second Effective Time, as described in Article II, the following transactions will be completed in the order set forth below, as of the Third Effective Time:

Section 3.1        Sale of the Operating Company, the SRV Promissory Note and the Höegh Lampung Promissory Note. Höegh LNG hereby (a) sells, assigns and transfers to the Partnership 100% of the equity interests in the Operating Company and (b) sells, assigns and transfers to the Partnership (without recourse or warranty other than as set forth in Article VI) (i) the SRV Promissory Note and (ii) the Höegh Lampung Promissory Note, in exchange for [            ] Common Units, [            ] Subordinated Units, the IDRs and the deferred issuance and distribution rights set forth in Section 4.1.

Section 3.2        The Offering. The Partnership shall issue [            ] Common Units to the public in the Offering pursuant to the Underwriting Agreement, in exchange for the IPO Proceeds.

Section 3.3        Use of the IPO Proceeds.

(a)         The Partnership shall use $[            ] of the IPO Proceeds to pay underwriting discounts, structuring fees and estimated offering expenses.

(b)         The Partnership shall use $140,000,000 of the IPO Proceeds to make an intercompany loan to Höegh LNG, in exchange for the $140 Million Demand Note.

(c)         The Partnership shall retain $20,000,000 of the IPO Proceeds to be used for general partnership purposes.

(d)         The Partnership shall distribute the remaining $[            ] of the IPO Proceeds to Höegh LNG.

ARTICLE IV

DEFERRED ISSUANCE AND DISTRIBUTION

Section 4.1        Deferred Issuance and Distribution. Upon the earlier to occur of the expiration of the Over-Allotment Option period or the exercise in full of the Over-Allotment Option, the Partnership shall issue to Höegh LNG a number of additional Common Units that is equal to the excess, if any, of (a) the total number of Option Units over (b) the aggregate number of Common Units, if any, actually purchased by and issued to the Underwriters pursuant to the exercise(s) of the Over-Allotment Option. Upon each exercise of the Over-Allotment Option, the Partnership shall distribute to Höegh LNG an amount of cash equal to the proceeds therefrom net of the underwriters’ discount and structuring fees of each such exercise.

ARTICLE V

OTHER AGREEMENTS

Section 5.1        Use of Net Available Cash from the Mooring. As part of the transfer to the Partnership of Höegh LNG’s equity interest in the Operating Company, which indirectly owns equity interest in PT Hoegh, Höegh LNG hereby agrees that Net Available Cash from the Mooring will be used to fund (a) the remaining costs of the PGN FSRU Lampung, to avoid further draws on the external debt facilities, (b) payment of approximately $16 million to a restricted cash account required by the external debt facilities, (c) the repayment of amounts due to owners and affiliates of PT Hoegh used to finance operations until the start of time charter hire under the PGN FSRU Lampung time charter and (d) the repayment of approximately $7.9 million under the external debt facilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HÖEGH LNG AND HÖEGH LNG LTD.; DISCLAIMER

Section 6.1        Representations and Warranties. Höegh LNG and Höegh LNG Ltd., severally and jointly, hereby represent and warrant that:

(a)         Each of the Transferred Subsidiaries has been duly formed or incorporated, is validly existing, is in good standing under the Laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as described in the Registration Statement.

(b)         The execution and delivery of this Agreement, and all documents, instruments and agreements required to be executed and delivered by Höegh LNG and/or Höegh LNG Ltd. pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, has been duly authorized by all necessary action on the part of Höegh LNG and Höegh LNG Ltd., as applicable. Furthermore, this Agreement has been duly executed and delivered by each of Höegh LNG and Höegh LNG Ltd. and constitutes a legal, valid and binding obligation of Höegh LNG and Höegh LNG Ltd., as applicable, enforceable in accordance with the terms of this Agreement, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar Laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)         The execution, delivery and performance by Höegh LNG and Höegh LNG Ltd. of this Agreement will not (i) conflict with, result in any violation of or constitute a breach of any of the terms or provisions of, (ii) result in the acceleration of any obligation under or (iii) constitute a default under any provision of (A) the certificate of formation, certificate of incorporation, agreement of limited partnership, limited liability company agreement, memorandum and articles of association, bylaws or other organizational documents of Höegh LNG, Höegh LNG Ltd. or any Transferred Subsidiary; (B) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Höegh LNG, Höegh LNG Ltd. or any Transferred Subsidiary is a party, is subject or by which any of the assets of Höegh LNG, Höegh LNG Ltd. or any Transferred Subsidiary is bound; (C) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (collectively, “Laws”); or (D) any time charter to which any Transferred Subsidiary is a party or any material provision of any material contract to which Höegh LNG, Höegh LNG Ltd. or any Transferred Subsidiary is a party or by which any of the assets of Höegh LNG, Höegh LNG Ltd. or any Transferred Subsidiary is bound.

(d)         Except as has already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental Laws or regulations, is required in connection with the execution and delivery by Höegh LNG or Höegh LNG Ltd. of this Agreement or the consummation by Höegh LNG or Höegh LNG Ltd. of the transactions contemplated hereunder.

(e)         All of the issued and outstanding equity interests of each Transferred Subsidiary are duly authorized, validly issued in accordance with the certificate of formation, certificate of incorporation, agreement of limited partnership, limited liability company agreement, bylaws or other organizational documents of such Transferred Subsidiary and fully paid and non-assessable.

(f)         Höegh LNG owns 100% of the equity interests in the Operating Company. The Operating Company owns 100% of the equity interests in Höegh UK. Höegh LNG Ltd. owns (i) 100% of the equity interests in Höegh Lampung, (ii) 50% of the equity interests in SRV Joint Gas and (iii) 50% of the equity interests in SRV Joint Gas Two. Höegh Lampung owns 49% of the equity interests in PT Hoegh. Höegh LNG, Höegh LNG Ltd., the Operating Company or Höegh Lampung, as applicable, has good and marketable title to such equity interests, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims, other than those arising under the FSRU Financing Agreements.

(g)         There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than the Partnership to acquire the Transferred Subsidiaries or the assets of the Transferred Subsidiaries, including the FSRUs, that has not been waived, other than (i) the purchase option set forth in Clause 36 of the Amendment and Restatement Agreement of the Original Lease, Operation and Maintenance Agreement, dated October 17, 2012, between Höegh LNG Ltd. and PT Perusahaan Gas Negara (Persero) Tbk (“PGN”), as novated by the Novation Agreement for Amended & Restated Lease, Operation & Maintenance Agreement, dated September 18, 2013, among PGN, Höegh LNG Ltd. and PT Hoegh, as novated by the Novation Agreement for Amended & Restated Lease, Operation & Maintenance Agreement, dated February 21, 2014, among PGN, PT PGN LNG Indonesia and PT Hoegh and (ii) the Second Amended and Restated Shareholders’ Agreement, among MOL, TLT and Höegh LNG Ltd.

(h)         Correct and complete copies of the organizational documents of each Transferred Subsidiary (as amended to the date of this Agreement) and each time charter to which any Transferred Subsidiary is a party have been made available to the Partnership.

(i)         Each time charter to which any Transferred Subsidiary is a party is a valid and binding agreement of such Transferred Subsidiary, enforceable in accordance with its terms and, to the knowledge of Höegh LNG and Höegh LNG Ltd., of all other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, winding up, reorganization, reconstruction and other similar Laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(j)         Except as described in the Registration Statement, each FSRU-Owning Subsidiary has fulfilled all material obligations required pursuant to its respective time charter to have been performed by it prior to the date of this Agreement and has not waived any material rights thereunder. No material default or breach exists in respect thereof on the part of any FSRU-Owning Subsidiary or, to the knowledge of Höegh LNG and Höegh LNG Ltd., any of the other parties thereto. To the knowledge of Höegh LNG and Höegh LNG Ltd., no event has occurred that, after giving of notice or the lapse of time, or both, would constitute such a material default or breach.

(k)         Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of floating storage and regasification units of the same type as the FSRUs in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Transferred Subsidiaries or any of the assets owned by the Transferred Subsidiaries, including the FSRUs, other than those arising under or in connection with the FSRU Financing Agreements and shareholder loans. For the avoidance of doubt, Höegh LNG will retain any and all obligations arising in connection with agents agreements related to contractual arrangements in Indonesia.

(l)         Each FSRU is (i) adequate and suitable for use by the applicable Transferred Subsidiary in such Transferred Subsidiary’s business as presently conducted by it in all material respects as described in the Registration Statement, ordinary wear and tear excepted, (ii) in good running order and repair, (iii) insured against all risks, and in amounts, consistent with common industry practices, (iv) in compliance with applicable Laws and regulations, (v) duly registered under the flag set forth opposite such FSRU’s name on Schedule A hereto and (vi) in compliance in all material respects with the requirements of its present class and classification society. All class certificates of each FSRU are clean, valid and free of overdue recommendations affecting class.

Section 6.2        Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, NONE OF THE PARTIES DOES MAKE AND EACH PARTY SPECIFICALLY NEGATES

AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS) OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE OTHER PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE TRANSFERRED SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION 6.2 SURVIVES THE CONTRIBUTION AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 6.2 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE TRANSFERRED SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

ARTICLE VII

FURTHER ASSURANCES

Section 7.1        Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully and effectively to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

Section 7.2        Attorney-in-Fact. Each Party that has conveyed any interests as reflected by this Agreement (collectively, the “Conveying Parties”) hereby constitutes and appoints Richard Tyrrell (the “Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact (a) to demand and receive from time to time the interests conveyed by this Agreement (or intended so to be), (b) to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance or instruments of further assurance, (c) to give receipts and releases in respect of the same, and (d) from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact any and all proceedings at Law, in equity or otherwise that the Attorney-in-Fact deems proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to such interests, (ii) defend and compromise any and all actions, suits or proceedings in respect of such interests and (iii) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact deems advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest, and are and will be irrevocable and perpetual and will not be terminated by any act of any Conveying Party or its successors or assigns or by operation of Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Survival of Representations and Warranties. The representations and warranties of Höegh LNG and Höegh LNG Ltd. in this Agreement, and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Partnership may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Partnership against Höegh LNG and Höegh LNG Ltd. in respect of such representations and warranties, except for claims that have been asserted by the Partnership prior to the date of this Agreement.

Section 8.2        Taxes. The Partnership shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith; provided, however, that Höegh LNG shall pay, or reimburse the Operating Company for, any and all Singapore corporate income tax, stamp duties, indirect taxes or withholding taxes arising out of the contributions, conveyances and deliveries to be made hereunder.

Section 8.3        Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders, and the singular includes the plural and vice versa. The use herein of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.4        Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 8.5        No Third-Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to, and do not create, rights in any other person or confer upon any other person any benefits, rights or remedies. No person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 8.6        Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts will be construed together and constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format will be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 8.7        Governing Law. This Agreement is governed by, and construed in accordance with, the Laws of the state of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict-of-Law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the Law of some other jurisdiction applies.

Section 8.8        Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entirety of this Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 8.9        Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement will also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 8.10        Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument will be reduced to writing and designated on its face as an amendment to this Agreement.

Section 8.11        Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or will be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:
Name:
Title:

HÖEGH LNG LTD.

By:
Name:
Title:

HÖEGH LNG PARTNERS LP

By:
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief Financial Officer

HÖEGH LNG GP LLC

By:
Name:
Title:

SIGNATURE PAGE

TO

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

HÖEGH LNG PARTNERS OPERATING LLC

By:
Name:
Title:

SIGNATURE PAGE

TO

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

SCHEDULE A

FSRU-OWNING SUBSIDIARIES AND FSRUS

FSRU-Owning Subsidiary	Jurisdiction of Registration	FSRU	Flag

SRV Joint Gas	Cayman Islands	GDF Suez Neptune	Norway

SRV Joint Gas Two	Cayman Islands	GDF Suez Cape Ann	Norway

PT Hoegh	Indonesia	PGN FSRU Lampung	Indonesia

SCHEDULE A

TO

CONTRIBUTION, PURCHASE AND SALE AGREEMENT